PRICING SUPPLEMENT NUMBER 17                                   Filed Under Rule
(TO PROSPECTUS DATED NOVEMBER 28, 1995)                     424(b)(2) and 424(c)
CUSIP 71345L EF-1                                              File No. 33-64243
                                   $76,000,000


                                 PepsiCo, Inc.



                     15% DEBT SECURITIES DUE AUGUST 6, 1999
                          Interest Payable Semiannually
                             -----------------------


     Underwriter:                         Lehman Brothers Inc.

     Initial Offering Price:              109.200%

     Underwriter's Discount:              0.00%

     Currency:                            U. S. Dollars

     Date of Issue:                       August 7, 1998

     Issuance form:                       Book entry

     Scheduled Maturity Date:             August 6, 1999

     Interest Rate:                       15.00% per annum

     Day count basis:                     30/360

     Interest Accrual Date:               August 7, 1998 or the most recent date
                                          for which interest has been paid or
                                          provided for, as the case  may  be.
                                          Interest will accrue from each
                                          Interest Accrual Date to but excluding
                                          the next succeeding Interest
                                          Payment Date.

     Interest Payment Dates:              February 6, 1999 and the  Scheduled
                                          Maturity Date

     Principal Payment Date:              Scheduled Maturity Date

     Business Days:                       New York

     Calculation Agent:                   PepsiCo, Inc.

     Optional Redemption Dates:           Not applicable

     Option to elect prepayment:          None

     Sinking fund:                        Not applicable

     Settlement Date:                     August 7, 1998

The 15% Debt Securities Due August 6, 1999 (the "Notes") will be purchased by the Underwriter at 109.200% of their principal amount, and will be offered to the public at varying prices to be determined by the Underwriter based on prevailing market prices at the time of sale.

For U.S. federal income tax purposes, the Notes will be treated as Fixed Rate Debt Securities, issued without OID. This treatment is consistent with the applicable provisions of the Internal Revenue Code of 1986, as amended, and the final OID regulations, which are generally effective for debt instruments issued on or after April 4, 1994.


                          ----------------------------

                              LEHMAN BROTHERS INC.
                          ----------------------------
August 4, 1998